PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(to prospectus dated November 29, 2023)	Registration No. 333-275787

PATRIA INVESTMENTS LIMITED
(incorporated in the Cayman Islands)

1,074,339 Class A Common Shares

This prospectus supplement relates to the offer and sale, from time to time, of up to 1,074,339 Patria Investments Limited (“Patria”) Class A common shares, par value $0.0001 (“Class A common shares”), by the selling stockholders that will receive Class A common shares as compensation under the VBI Transaction (as defined below) (the “Selling Stockholders”). We are not offering any Class A common shares under this prospectus supplement and will not receive any proceeds from the sale of Class A common shares offered by the Selling Stockholders. The Selling Stockholders acquired the Class A common shares in connection with our acquisition of certain equity interests in Patria VBI Real Estate Gestão de Carteiras Ltda. (formerly known as VBI Real Estate Gestão de Carteiras S.A., “VBI Real Estate” or “VBI”) one of the leading independent alternative real estate asset managers in Brazil (the “VBI Transaction”). Pursuant to the VBI Transaction Agreement, as amended, we agreed to issue Class A common shares to the Selling Stockholders as partial consideration for the acquisition. We are registering the offer and sale of the shares that we issued as partial consideration to satisfy registration rights we granted to the Selling Stockholders.

The Selling Stockholders may use this prospectus supplement to resell, from time to time, such shares, so long as they satisfy certain conditions set forth in the applicable agreements between us and the applicable Selling Stockholder.

While Patria will not receive any of the proceeds from any issuance of Class A common shares to the Selling Stockholders or from any sale of such shares by the Selling Stockholders, Patria has agreed to pay certain expenses relating to the registration of such shares. See “Selling Stockholders” and “Plan of Distribution.” The Selling Stockholders may, from time to time, offer and sell the shares held by them directly or indirectly through agents or broker-dealers on terms to be determined at the time of sale. See “Plan of Distribution.”

Patria’s Class A common shares are traded on the Nasdaq Global Select Market, or “NASDAQ,” under the ticker symbol “PAX.” On January 14, 2026, the last reported sales price of the Class A common shares on the NASDAQ was $17.23 per share.

Investing in Patria’s Class A common shares involves risks. You should carefully read and consider the risks described in “Risk Factors” on page S-2 of this prospectus supplement and as incorporated by reference herein before investing in Patria’s Class A common shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 15, 2026.

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table of contents

Page

Prospectus Supplement

About This Prospectus Supplement	S-1
Risk Factors	S-2
Use of Proceeds	S-3
Selling Stockholders	S-4
Plan of Distribution	S-6

Prospectus

About This Prospectus	1
Where You Can Find More Information	2
Incorporation of Documents by Reference	3
Forward-Looking Statements	4
Risk Factors	6
Patria Investments Limited	7
Use of Proceeds	9
Description of Share Capital	10
Service of Process and Enforcement of Civil Liabilities	22
Taxation	23
Selling Shareholders	24
Plan of Distribution	25
Legal Matters	27
Experts	28

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About This Prospectus Supplement

This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of the offering of Class A common shares. The second part, the accompanying prospectus which is dated November 29, 2023, provides more general information, some of which may not apply to the offering of Class A common shares. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any Class A common shares, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

On June 9, 2022, Patria’s economic group entered into a transaction agreement, as amended (the “VBI Transaction Agreement”) to acquire certain equity interests in Patria VBI Real Estate Gestão de Carteiras Ltda. (formerly known as VBI Real Estate Gestão de Carteiras S.A., “VBI Real Estate” or “VBI”) one of the leading independent alternative real estate asset managers in Brazil. Pursuant to the VBI Transaction Agreement, we granted certain registration rights to certain shareholders of VBI. The payment of part of the relevant purchase price / and of the investment amount for such acquisition was by means of the delivery of Class A common shares issued by Patria to VBI and to the respective selling shareholders, and the transaction was subject to certain conditions precedent (all conditions precedent have been duly implemented).

Risk Factors

Investing in Patria’s Class A common shares involves risk. Before you invest in the Class A common shares, you should carefully consider all of the risk factors incorporated by reference in this prospectus supplement, including the risk factors set forth in our Annual Report on Form 20-F for the year ended December 31, 2024, and any subsequent Current Reports on Form 6-K. You should also carefully consider all of the other information included or incorporated by reference in this prospectus supplement. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, cash flows, results of operations, prospects, and our ability to make or sustain distributions to our stockholders, which could result in a partial or complete loss of your investment in the Class A common shares. Some statements in this prospectus supplement constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in the accompanying prospectus.

Use of Proceeds

Patria will not receive any of the proceeds from any issuance of Class A common shares to the Selling Stockholders or from any sale of such shares by the Selling Stockholders.

The Selling Stockholders will pay any underwriting fees, discounts or commissions attributable to the sale of the shares registered under this prospectus supplement, or any fees and expenses of any broker-dealer or other financial intermediary engaged by any Selling Stockholder. Patria will bear all other costs, fees and expenses incurred in connection with the registration of the shares covered by this prospectus supplement. See “Selling Shareholders” and “Plan of Distribution.”

Selling STOCKHOLDERS

Patria may issue Class A common shares as deferred consideration pursuant to the VBI Transaction Agreement. In such circumstances, the Selling Stockholders may use this prospectus supplement to resell, from time to time, the Class A common shares received pursuant to the VBI Transaction Agreement.

Information about certain Selling Stockholders is set forth herein, and information about additional Selling Stockholders (if any) will be set forth in a further prospectus supplement or in filings that Patria makes with the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference in this prospectus supplement. Selling Stockholders, including their transferees, pledgees or donees or their successors, may, from time to time, offer and sell pursuant to this prospectus supplement any or all of the Class A common shares that Patria may issue to such Selling Stockholder pursuant to the VBI Transaction Agreement.

Based upon information provided by the Selling Stockholders, except to the extent provided in the footnotes below, none of the Selling Stockholders nor any of their affiliates, officers, directors or principal equity holders, has held any positions or office (or has had any material relationship) with Patria within the three years prior to the date they furnished such information.

To the extent any of the Selling Stockholders are broker-dealers, they may be deemed to be, under interpretations of the staff of the SEC, “underwriters” within the meaning of the Securities Act. Unless otherwise indicated in the footnotes below, Patria believes that the persons and entities named in the tables below have sole voting and investment power with respect to all Class A common shares listed as beneficially owned by them.

The Selling Stockholders may offer and sell all, some or none of the Class A common shares that Patria may issue pursuant to the VBI Transaction Agreement. Because the Selling Stockholders may offer all or some portion of such Class A common shares, Patria cannot estimate the number of Class A common shares that will be held by the Selling Stockholders upon the termination of any of these sales. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of their Class A common shares since the date on which they provided the information regarding their Class A common shares in transactions exempt from the registration requirements of the Securities Act. This information is based on information provided by or on behalf of the Selling Stockholders. The number of Class A common shares owned by the Selling Stockholders (or any of their future transferees) assumes that they do not beneficially own any Class A common shares other than the Class A common shares that Patria issued or may issue to them pursuant to the VBI Transaction Agreement.

Percentage ownership information in the following tables is based on 66,523,122 Class A common shares outstanding and 92,945,430 Class B common shares outstanding as of January 14, 2026.

Class A common shares

The following table sets forth information with respect to the number of Class A common shares that would become beneficially owned by the Selling Stockholder that may be offered pursuant to this prospectus supplement.

Name	Class A common shares Beneficially Owned Prior to Issuance	Maximum Number of Class A common shares Issuable pursuant to the VBI Transaction Agreement(1)	Class A common shares Beneficially Owned Following the Issuance		Number of Class A common shares Offered	Class A common shares Beneficially Owned after Resale(3)
			Shares	Percent(2)		Shares	Percent(2)
Kenneth Aron Wainer	543,523	370,431	913,954	1.37%	370,431	—	—%
Rodrigo Lacombe Abbud	543,523	370,431	913,954	1.37%	370,431	—	—%
Sérgio Lemos de Magalhães	143,887	98,879	242,766	0.36%	98,879
Other Selling Stockholders(4)	353,905	234,598	588,503	*%	234,598	—	—%

*	Represents beneficial ownership of less than one percent (1%) of our outstanding Class A common shares.

(1)	The maximum aggregate number of Class A common shares issuable as deferred consideration pursuant to the VBI Transaction Agreement that may be sold under this prospectus supplement is 1,074,339.

(2)	Calculated using 66,523,122 Class A common shares outstanding and 92,945,430 Class B common shares outstanding as of January 14, 2026. In calculating this percentage for a particular holder, Patria treated as outstanding the maximum number of Class A common shares held and/or received by that particular holder and excluded all Class A common shares held by any other holder.

(3)	Assumes that all Class A common shares issued as deferred consideration pursuant to the VBI Transaction Agreement have been sold by the Selling Stockholders.

(4)	Together, these shareholders beneficially owns less than 1% of the total number of outstanding Class A common shares on January 15, 2026.

Plan of Distribution

This prospectus supplement relates to the offer and sale from time to time of Class A common shares by the Selling Stockholders. Any Class A common shares received by the Selling Stockholders as deferred consideration pursuant to the VBI Transaction Agreement will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and will contain a legend setting out such restriction and will be segregated until such time as they are sold under the registration statement of which this prospectus supplement forms a part. Patria is registering the resale of Class A common shares for sale to provide the holders thereof with freely tradable securities, but such shares will not become freely tradable until sold pursuant to the registration statement of which this prospectus supplement forms a part. There can be no assurance that the Selling Stockholders will sell any or all of the Class A common shares registered pursuant to the registration statement of which this prospectus supplement forms a part.

The Selling Stockholders may, from time to time, sell any or all of the Class A common shares beneficially owned by them and offered hereby directly or indirectly through one or more broker-dealers or agents. The Selling Stockholders will be responsible for any agent’s commissions. The Class A common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling Class A common shares:

•	on the NASDAQ or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, swaps or derivatives whether such options are listed on an options exchange or otherwise;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•	through an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	in privately negotiated transactions;

•	through the settlement of short sales;

•	through broker-dealers that may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement.

In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell shares short and deliver the shares to close out such short position.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the Class A common shares for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Stockholders will be subject to the Exchange Act and the rules promulgated thereunder, including Regulation M, which may limit the timing of purchases and sales of Class A common shares by the Selling Stockholders and their affiliates.

Pursuant to the applicable registration rights, Patria has agreed to bear all other costs, fees and expenses incurred in connection with the registration of the Class A common shares covered by this prospectus supplement. However, Patria does not have any obligation to pay any underwriting fees, discounts or commissions attributable to the sale of such Class A common shares, or any fees and expenses of any broker-dealer or other financial intermediary engaged by any Selling Stockholder.

PROSPECTUS

Patria Investments Limited

(Incorporated in the Cayman Islands)

Class A Common Shares

We may from time to time in one or more offerings offer and sell our Class A common shares. In addition, from time to time, the selling shareholders to be named in an applicable prospectus supplement, or the selling shareholders, may offer and sell the equity securities held by them. The selling shareholders may sell the equity securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the equity securities by the selling shareholders.

The securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of the securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of the securities, see the section entitled “Plan of Distribution” beginning on page 24 of this prospectus.

This prospectus describes some of the general terms that may apply to the securities. We and the selling shareholders, as applicable, will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. To the extent the applicable prospectus supplement is inconsistent, information in this prospectus is superseded by the information in the applicable prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities.

Our Class A common shares are currently listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “PAX”.

Investments in the securities involve risks. See “Risk Factors” on page 6 of this prospectus. You should carefully consider the risks and uncertainties discussed under the heading “Risk Factors” included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus and the applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 29, 2023.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

The securities are not being offered in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the applicable document.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus or any prospectus supplement to “Patria” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Patria Investments Limited, together with its consolidated subsidiaries.

The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil. “Central Bank” refers to Banco Central do Brasil. References in the prospectus to “real,” “reais” or “R$” refer to the Brazilian real, the official currency of Brazil and references to “U.S. dollar,” “U.S. dollars” or “US$” refer to U.S. dollars, the official currency of the United States.

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About This Prospectus

This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits and the documents incorporated by reference in the registration statement. Statements contained in this prospectus or an applicable prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and the applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information on the Company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, in the applicable prospectus supplement, or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

Where You Can Find More Information

Patria has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy the reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and our executive officers, directors and principal shareholders are exempt from reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You may request a copy of our SEC filings, at no cost, by contacting us at our principal executive office is located at 18 Forum Lane, 3rd floor, Camana Bay, PO Box 757, KY1-9006 Grand Cayman, Cayman Islands. Our investor relations office can be reached at patriashareholderrelations@patria.com.

Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document. You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference into this prospectus our annual report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on April 28, 2023, and any amendments thereto, if any (the “2022 Form 20-F”).

In addition, we incorporate by reference into this prospectus the following current reports on Form 6-K:

1.	our current report on Form 6-K furnished to the SEC on November 27, 2023, containing our unaudited condensed consolidated financial information for the nine and three-month periods ended September 30, 2023 and 2022 and the notes thereto (the “2Q2023 Form 6-K”); and

2.	our current report on Form 6-K furnished to the SEC on November 7, 2023, relating to our earnings results press release and presentation for the nine and three-month periods ended September 30, 2023 and 2022.

All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the Class A common shares offered by this prospectus shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement. In addition, we will provide at no cost to each person, including any beneficial owner, to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to: Patria Investments Limited, 18 Forum Lane, 3rd floor, Camana Bay, PO Box 757, KY1-9006 Grand Cayman, Cayman Islands, email: patriashareholderrelations@patria.com.

Forward-Looking Statements

This prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

These estimates and forward-looking statements are based mainly on our current expectations and estimates of future events and trends that affect or may affect our business, financial condition, results of operations, cash flow, liquidity, prospects and the trading price of our Class A common shares. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to many significant risks, uncertainties and assumptions and are made in light of information currently available to us.

These statements appear throughout this prospectus and include statements regarding our intent, belief or current expectations in connection with:

•	general economic, financial, political, demographic and business conditions in Latin America, as well as any other macroeconomic factors in the countries we may serve in the future and their impact on our business;

•	general economic, financial, political, demographic and business conditions in Europe, specially during the conflict between Russia and Ukraine, and elsewhere where military action occurs, which may result in, among other things, global security issues that may adversely affect international business and economic conditions, and economic sanctions which may impact the global economy;

•	fluctuations in exchange rates, interest and inflation in Latin America and any other countries we may serve in the future;

•	our ability to find suitable assets for investment;

•	our ability to manage operations at our current size or manage growth effectively;

•	our ability to successfully expand in Latin America and other new markets;

•	the fact that we will rely on our operating subsidiaries to provide us with distributions to fund our operating activities, which could be limited by law, regulation or otherwise;

•	our ability to arrange financing and maintain sufficient levels of cash flow to implement our expansion plan;

•	our ability to adapt to technological changes in the financial services sector;

•	the availability of qualified personnel and the ability to retain such personnel;

•	our capitalization and our funds’ and portfolio companies’ level of indebtedness;

•	the interests of our controlling shareholders;

•	changes in the laws and regulations applicable to the private investment market in Brazil, Chile and in the other countries we operate;

•	risk associated with our international operations;

•	our ability to compete and conduct our business in the future;

•	changes in our businesses;

•	government interventions, resulting in changes in the economy, taxes, rates or regulatory environment;

•	our ability to effectively market and maintain a positive brand image;

•	the availability and effective operation of management information systems and other technology;

•	our ability to comply with applicable cybersecurity, privacy and data protection laws and regulations;

•	changes in client demands and preferences and technological advances, and our ability to innovate to respond to such changes;

•	our ability to attract and maintain the services of our senior management and key employees;

•	changes in labor, distribution and other operating costs;

•	our compliance with, and changes to, government laws, regulations and tax matters that currently apply to us;

•	other factors that may affect our financial condition, liquidity and results of operations; and

•	other risk factors discussed under “Risk Factors” included in documents we file from time to time with the SEC that are incorporated by reference herein, including in our most recent annual report on Form 20-F, which is incorporated by reference herein.

The words “believe,” “understand,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “seek,” “intend,” “expect,” “should,” “could,” “forecast” and similar words are intended to identify forward-looking statements. You should not place undue reliance on such statements, which speak only as of the date they were made. Neither we nor any selling shareholders undertake any obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. Our independent public auditors have neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance. Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements. You are advised to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 20-F and on Forms 6-K that are designated as being incorporated by reference into this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

Risk Factors

Any investment in the Class A common shares involves a high degree of risk. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent annual report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein or in the applicable prospectus supplement. See “Incorporation of Documents by Reference” and “Where You Can Find More Information.” Additional risk factors that you should carefully consider may be included in a prospectus supplement or other offering materials relating to an offering of our Class A common shares.

We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results. This could cause the trading price of the securities to decline, perhaps significantly, and investors may lose part or all of their investment. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.

In general, investing in the securities of issuers with operations in emerging market countries such as Brazil, Chile and other Latin American countries involves risks that are different from the risks associated with investing in the securities of U.S. companies and companies located in other countries with more developed capital markets.

Patria Investments Limited

We are a leading global alternative investment firm focused on Latin America, with combined assets under management, or “AUM,” of US$27.2 billion and US$23.8 billion as of December 31, 2022 and 2021, respectively. With offices in ten cities across four continents, we serve over 500 limited partners, or “LPs.” Our current product offering encompasses six product lines – private equity, infrastructure, credit, public equities, real estate, and advisory and distribution. As of December 31, 2022 and 2021, we had 80 and 60 active funds, respectively.

We seek to provide global and Latin American investors with attractive investment products that allow for portfolio diversification and consistent returns, aiming to be their partner of choice when investing in alternatives in Latin America. We have two flagship strategies: (1) private equity, launched in 1994 (US$10.9 billion and US$9.0 billion in AUM as of December 31, 2022 and 2021, respectively, and currently in the market for its seventh vintage fund); and (2) infrastructure, launched in 2006 (US$5.8 and US$5.1 billion in AUM as of December 31, 2022 and 2021, respectively, and currently in the market for its fifth vintage fund). These flagship strategies utilize drawdown fund structures, which we define as illiquid, closed-end funds in which upfront capital commitments are allocated to investments, and funded through capital calls from limited partners over the contractual life of the fund, which typically ranges from 10 to 14 years. Over multiple fund vintages, these strategies have generated solid returns allowing their sustained growth. The consolidated equal-weighted net internal rate of return, or “IRR,” in U.S. dollars for all our flagship private equity and infrastructure products since inception was 28.6% and 28.7% as of December 31, 2022 and 2021, respectively (30.1% and 30.5% in Brazilian reais, respectively). We have overseen the deployment of more than US$25 billion through capital raised by our drawdown products, capital raised in IPOs and follow-ons, debt raised by underlying companies and capital expenditures sourced from operational cash flow of underlying companies, with more than 100 investments and over 290 underlying acquisitions as of December 31, 2022.

Our credit and public equities strategies gained traction with our combination with Moneda Asset Management concluded in December 2021. As of December 31, 2022 and 2021, the total AUM for our credit platform was US$4.7 billion and US$5.0 billion, respectively. As of the same dates, the total AUM for our public equities products was US$2.1 billion and US$2.2 billion, respectively.

In addition to these products, we believe we have a compelling opportunity to develop our additional two asset classes. Our real estate strategy is currently focused on real estate investment trusts, or “REITs,” to leverage on the ongoing financial deepening in Latin America, which we believe gained momentum with the agreement to acquire VBI Real Estate See “—Agreement to Acquire VBI Real Estate to Anchor Brazil Real Estate Platform.” Our advisory and distribution platform, launched as a result of our combination with Moneda, had an aggregate AUM of US$2.3 billion and US$2.2 billion as of December 31, 2022 and 2021, respectively. We expect it to play an important role on our aspiration of becoming the conduit of capital for alternative investments coming both to and from Latin America.

Our successful track record derived from our strategy and our strong capabilities has attracted a committed and diversified base of investors, with over 500 Limited Partners, or “LPs,” across four continents, including some of the world’s largest and most important sovereign wealth funds, public and private pension funds, insurance companies, funds of funds, financial institutions, endowments, foundations, and family offices. We believe our historical returns in U.S. dollars are particularly notable in view of the levels of currency volatility and our historically limited use of leverage, which, we also believe, made us better investors focused on value creation, strategy execution and operational excellence, with more limited reliance upon financial engineering.

Consistent with our entrepreneurial culture and our aim to provide attractive investment opportunities to our growing and progressively more sophisticated client base, we have applied our core competencies to develop other products around our strategy. From our initial flagship private equity funds, we developed other investment options, such as our infrastructure funds, co-investments funds (focused on successful companies from our flagship funds) and Constructivist Equity Funds (applying our private equity approach to listed companies). Our IPO allows us to go further and expand our product offerings inorganically – exemplified by our sizable credit, public equities and advisory and distribution platforms originated or expanded by our combination with Moneda Asset Management, the launch of our growth equity strategy with the agreement to partner up with Kamaroopin, the growth of our Real Estate platform with the agreement to acquire VBI, and the expansion into Venture Capital by acquiring Igah Ventures.

As of December 31, 2022, we had 385 professionals, of which 90 were partners and directors, 27 of these working together for more than 19 years, operating in ten offices around the globe, including investment offices in, Montevideo (Uruguay), São Paulo (Brazil), Bogotá (Colombia), and Santiago (Chile), as well as client-coverage offices in New York (United States), Sausalito (United States), London (United Kingdom), Dubai (UAE), and Hong Kong (China) to cover our LP base, in addition to our corporate business and management office in George Town (Cayman Islands).

Patria was incorporated in Bermuda on July 6, 2007 as a limited liability exempted company and changed the jurisdiction of its incorporation to the Cayman Islands on October 12, 2020, registering by way of continuation as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our principal executive office is located at 18 Forum Lane, 3rd floor, Camana Bay, PO Box 757, KY1-9006 Grand Cayman, Cayman Islands. Our investor relations office can be reached at patriashareholderrelations@patria.com and our website address is www.patria.com. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

Use of Proceeds

We intend to use the proceeds from the sale of the Class A common shares offered by us as set forth in the applicable prospectus supplement.

In the case of a secondary offering of Class A common shares, we will not receive any of the proceeds of the sale by any selling shareholders of the Class A common shares covered by this prospectus.

Description of Share Capital

General

Patria was incorporated in Bermuda on July 6, 2007 as a limited liability exempted company and changed the jurisdiction of its incorporation to the Cayman Islands on October 12, 2020, registering by way of continuation as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act.

Our affairs are governed principally by: (1) our Memorandum and Articles of Association; (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The following discussion summarizes the material terms of the Class A common shares of Patria which may be offered by this prospectus. This discussion does not purport to be complete and is qualified in its entirety by reference to theMemorandum and Articles of Association included as Exhibit 3.1 to the Amendment No. 2 to our registration statement on Form F-1 (File noNo. 333-251823), filed with the SEC on January 14, 2021.

Our shareholders adopted the Memorandum and Articles of Association included as Exhibit 3.1 to the Amendment No. 2 to our registration statement on Form F-1 (File No. 333-251823), filed with the SEC on January 14, 2021.

Our Memorandum and Articles of Association authorize the issuance of up to US$100,000, consisting of 1,000,000,000 shares of par value US$0.0001. Of those authorized shares, (1) 500,000,000 are designated as Class A common shares, (2) 250,000,000 are designated as Class B common shares, and (3) 250,000,000 are as yet undesignated and may be issued as common shares or shares with preferred rights. As of the date hereof, 54,247,500 Class A common shares and 92,945,430 Class B common shares of our authorized share capital were issued, fully paid and outstanding.

Our Class A common shares are listed on the Nasdaq under the symbol “PAX.”

Initial settlement of our Class A common shares took place on the closing date of our initial public offering through The Depository Trust Company, or “DTC,” in accordance with its customary settlement procedures for equity securities. Each person owning Class A common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Class A common shares. Persons wishing to obtain certificates for their Class A common shares must make arrangements with DTC.

The following is a summary of the material provisions of our authorized share capital and our Articles of Association.

The Memorandum and Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share, and Class B common shares, which are entitled to 10 votes per share and to maintain a proportional ownership interest in the event that additional Class A common shares are issued. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. The implementation of this dual class structure was required by Patria Holdings, one of our existing shareholders, as a condition of undertaking an initial public offering of our common shares. See “—Anti-Takeover Provisions in Our Articles of Association—Two Classes of Common Shares.”

At the date hereof, Patria’s total authorized share capital was US$100,000, divided into 1,000,000,000 shares par value US$0.0001 each, of which:

•	500,000,000 shares are designated as Class A common shares; and

•	250,000,000 shares are designated as Class B common shares.

The remaining 250,000,000 authorized but unissued shares are presently undesignated and may be issued by our board of directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions in accordance with the Memorandum and Articles of Association.

We currently have a total issued share capital of US$14,720, divided into 147,192,930 common shares. Those common shares are divided into 54,247,500 Class A common shares and 92,945,430 Class B common shares.

Treasury Stock

As of the date hereof, Patria has no shares in treasury.

Issuance of Shares

Except as expressly provided in Patria’s Articles of Association, the board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the Company’s capital without the approval of our shareholders (whether forming part of the original or any increase in issued share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether relating to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with its Articles of Association, Patria shall not issue bearer shares.

Patria’s Articles of Association provide that at any time there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits, (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration, or (3) an issuance of Class A common shares, whereby holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership interests in Patria (following an offer by Patria to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in Patria pursuant to Patria’s Articles of Association). In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles of Association; and (c) the ten-to-one voting ratio between our Class B common shares and Class A common shares means that holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future. For more information see “—Preemptive or Similar Rights.”

Patria’s Articles of Association also provide that the issuance of non-voting common shares requires the affirmative vote of a majority of the then-outstanding Class A common shares.

Fiscal Year

Patria’s fiscal year begins on January 1 of each year and ends on December 31 of the same year.

Voting Rights

The holders of the Class A common shares and Class B common shares have identical rights, except that (1) the holder of Class B common shares is entitled to 10 votes per share, whereas holders of Class A common shares are entitled to one vote per share, (2) Class B common shares have certain conversion rights and (3) the holder of Class B common shares is entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. For more information see “—Preemptive or Similar Rights” and “—Conversion.” The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

Patria’s Articles of Association provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:

•	class consents from the holders of Class A common shares or Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;

•	the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and

•	the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

As set forth in the Articles of Association, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares, voting together in a general meeting.

Preemptive or Similar Rights

The Class A common shares and Class B common shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under “—Conversion”), redemption or sinking fund provisions.

The Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. As such, except for certain exceptions, if Patria issues Class A common shares, it must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in Patria. This right to maintain a proportional ownership interest may be waived by a majority of the holders of Class B common shares.

Conversion

The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of a majority of the then-outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in the Articles of Association, including transfers to affiliates, transfers to and between trusts solely for the benefit of the shareholder or its affiliates, and partnerships, corporations and other entities exclusively owned by the shareholder or its affiliates. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the total number of the issued and outstanding Class B common shares is less than 10% of the total number of shares outstanding.

No class of Patria’s common shares may be subdivided or combined unless the other class of common shares is concurrently subdivided or combined in the same proportion and in the same manner.

Equal Status

Except as expressly provided in Patria’s Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not Patria is the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third party pursuant to an agreement to which Patria is a party, or (2) any tender or exchange offer by Patria to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at, any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, Patria’s board of directors may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.

General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder of Patria at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to Patria in respect of the shares that such shareholder holds must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting, every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and 10 votes per Class B common share.

As a Cayman Islands exempted company, Patria is not obliged by the Companies Act to call annual general meetings; however, the Articles of Association provide that in each year the Company will hold an annual general meeting of shareholders, at a time determined by the board of directors. For the annual general meeting of shareholders the agenda will include, among other things, the presentation of the annual accounts and the report of the directors. In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.

Also, Patria may, but is not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in São Paulo, Brazil, but may be held elsewhere if the directors so decide.

The Companies Act provides shareholders a limited right to request a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s Articles of Association. However, these rights may be provided in a company’s Articles of Association. Patria’s Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regard to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

Patria will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A common shares, will not be shareholders or members of the Company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.

A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our Articles of Association.

Pursuant to Patria’s Articles of Association, general meetings of shareholders are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If the chairman or vice-chairman of our board of directors is absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

Liquidation Rights

If Patria is voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between Patria and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between Patria and any person or persons (including without limitation any bilateral or any multilateral set-off or netting arrangements between the Company and any person or persons), and subject to any agreement between Patria and any person or persons to waive or limit the same, shall apply Patria’s property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in Patria.

Changes to Capital

Pursuant to the Articles of Association, Patria may from time to time by ordinary resolution:

•	increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•	convert all or any of its paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

•	subdivide its existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

•	cancel any shares which, at the date of the passing of the resolution, have not been issued or agreed to be issued to any person and diminish the amount of its share capital by the amount of the shares so canceled.

Patria’s shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.

In addition, subject to the provisions of the Companies Act and our Articles of Association, Patria may:

•	issue shares on terms that they are to be redeemed or are liable to be redeemed;

•	purchase its own shares (including any redeemable shares); and

•	make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of its own capital.

Transfer of Shares

Subject to any applicable restrictions set forth in the Articles of Association, any shareholder of Patria may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the Nasdaq or any other form approved by Patria’s board of directors.

The Class A common shares sold in our initial public offering are traded on the Nasdaq in book-entry form and may be transferred in accordance with Patria’s Articles of Association and Nasdaq’s rules and regulations.

However, Patria’s board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:

•	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to Patria in respect thereof;

•	the instrument of transfer is lodged with Patria, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	the common shares transferred are free of any lien in favor of Patria; and

•	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer, they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

The Companies Act and the Articles of Association permit Patria to purchase its own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of Patria, subject to the Companies Act, the Articles of Association and to any applicable requirements imposed from time to time by the SEC, Nasdaq, or by any recognized stock exchange on which our securities are listed.

Dividends and Capitalization of Profits

Our intention is to pay to holders of Class A common shares dividends representing approximately 85% of our Distributable Earnings, subject to adjustment by amounts determined by our board of directors to be necessary or appropriate. The dividend amount could also be adjusted upwards or downwards. For more information on Distributable Earnings, see “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Non-GAAP Financial Measures and Reconciliations—Distributable Earnings (DE)” in our 2022 Form 20-F. For more information on our dividend policy, see “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information” in our 2022 Form 20-F.

Subject to the Companies Act, Patria’s shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders, but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to Patria. Except as otherwise provided by the rights attached to shares and the Articles of Association of Patria, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly, and (2) where we have shares in issue which are not fully paid up (as to par value), we may pay dividends in proportion to the amounts paid up on each share.

The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of Patria’s common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be; and (2) the holder of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.

Appointment, Disqualification and Removal of Directors

Patria is managed by its board of directors. The Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of four to 11 directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles of Association also provide that, while Patria’s shares are admitted to trading on Nasdaq, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.

The Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for such term as the resolution appointing him or her may determine or until his or her death, resignation or removal.

On October 1, 2010, we entered into a shareholders’ agreement, or the “Shareholders’ Agreement,” with Patria Holdings Limited and Blackstone PAT Holdings IV, L.L.C. The Shareholders’ Agreement contains certain customary provisions, including the rights of Patria Holdings Limited and Blackstone PAT Holdings IV, L.L.C. to designate a certain number of the members of our board of directors. The Shareholders’ Agreement (including the board designation rights and Patria’s rights with respect to use of the Blackstone name) was terminated in connection with the completion of our initial public offering, except for certain provisions that survive in accordance with the terms of the Shareholders’ Agreement, including drag-along and tag-along rights.

Our directors are Olimpio Matarazzo Neto, Otavio Lopes Castello Branco Neto, Alexandre Teixeira de Assumpção Saigh, Pablo Echeverría Benítez, Sabrina Bridgett Foster, Jennifer Anne Collins and Glen George Wigney. Sabrina Bridgett Foster, Jennifer Anne Collins and Glen George Wigney are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. For more information on the current composition of our board of directors and our independent directors, see “Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management” in our 2022 Form 20-F.

Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.

Additions to the existing board (within the limits set pursuant to the Articles of Association) may be made by ordinary resolution of the shareholders.

Since the completion of our initial public offering, our board of directors has in place an audit committee. See “Item 6. Directors, Senior Management and Employees—C. Board Practices—Audit Committee” in our 2022 Form 20-F.

Grounds for Removing a Director

A director may be removed with or without cause by ordinary resolution. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than 10 calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his or her removal.

The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is in the opinion of all his or her co-directors, incapable by reason of mental disorder of discharging his or her duties as director, (4) resigns his or her office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

Proceedings of the Board of Directors

The Articles of Association provide that Patria’s business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of two directors present) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a casting vote.

Subject to the provisions of the Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place either in São Paulo, Brazil or at such other place as the directors may determine.

Subject to the provisions of the Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the Nasdaq, the board of directors may from time to time at its discretion exercise all powers of Patria, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the Company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Inspection of Books and Records

Holders of Patria shares will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent Patria’s accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Articles of Association provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the Company’s website or filing such annual reports as we are required to file with the SEC.

Register of Shareholders

The Class A common shares offered in our initial public offering are held through DTC, and DTC or Cede & Co., as nominee for DTC, is recorded in the shareholders’ register as the holder of our Class A common shares.

Under Cayman Islands law, Patria must keep a register of shareholders that includes:

•	the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	whether voting rights attach to the shares in issue;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of shareholders of Patria is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. Upon the completion of our initial public offering, our register of shareholders was updated to record and give effect to the issuance of new Class A common shares in our initial public offering. The shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from the register of shareholders, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of Patria, the person or member aggrieved (or any shareholder of Patria, or Patria itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Exempted Company

Patria is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file information related to its shareholders with the Registrar of Companies;

•	an exempted company’s register of shareholders is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Since the closing of its initial public offering, Patria became subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus or our 2022 Form 20-F, Patria intends to continue to comply with the Nasdaq rules in lieu of following home country practice.

Anti-Takeover Provisions in Our Articles of Association

Some provisions of the Articles of Association may discourage, delay or prevent a change in control of Patria or management that shareholders may consider favorable. In particular, the capital structure of Patria concentrates ownership of voting rights in the hands of Patria Holdings. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Patria to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the management of Patria. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Two Classes of Common Shares

The Class B common shares of Patria are entitled to 10 votes per share, while the Class A common shares are entitled to one vote per share. Since Patria Holdings beneficially owns all the Class B common shares, Patria Holdings has the ability to elect a majority of the members of our board of directors and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.

So long as Patria Holdings has the ability to determine the outcome of most matters submitted to a vote of shareholders as well as the overall management and direction of Patria, third parties may be deterred in their willingness to make an unsolicited merger, takeover or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that Patria has two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell your Class A common shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of Patria.

Preferred Shares

Patria’s board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.

Despite the anti-takeover provisions described above, under Cayman Islands law, Patria’s board of directors may only exercise the rights and powers granted to them under the Articles of Association, for what they believe in good faith to be in the best interests of Patria.

Protection of Non-Controlling Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of the shares of Patria in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands, which may make a winding-up order, if the court is of the opinion that this winding-up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to Patria, general corporate claims against Patria by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by Patria’s Articles of Association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against Patria, or derivative actions in Patria’s name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control Patria, and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Service of Process and Enforcement of Civil Liabilities

We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less prescriptive body of securities laws as compared to the United States and provide protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. Maples and Calder (Cayman) LLP, our counsel as to Cayman Islands law has advised us that there is uncertainty as to whether the courts of the Cayman Islands would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have appointed Patria Investments Limited, with offices at 601 Lexington Avenue, 17th floor, New York, NY 10022, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States arising out of this offering.

Our Cayman Islands counsel has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

Our Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Virtually all of our assets are located outside the United States, in Brazil. In addition, a majority of the members of our board of directors and all of our officers are nationals or residents of Brazil and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Taxation

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

Selling Shareholders

Selling shareholders to be named in an applicable prospectus supplement may, from time to time, offer and sell some or all of the equity securities held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell equity securities held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of the equity securities held by them in transactions exempt from the registration requirements of the Securities Act.

We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder, the number of equity securities beneficially owned by such selling shareholder and the number of equity securities they are offering. The applicable prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the applicable prospectus supplement.

Plan of Distribution

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in an applicable prospectus supplement relating to those securities.

Each prospectus supplement with respect to Class A common shares will set forth the terms of the offering of those Class A common shares, including the name or names of any underwriters or agents, the price of such Class A common shares and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those Class A common shares may be listed.

We and any selling shareholder may sell the Class A common shares:

•	through agents;

•	to or through underwriters or dealers;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the Class A common shares are listed will be described in the applicable prospectus supplement.

Underwriters

If we or any selling shareholders use underwriters in the sale, we or the selling shareholders will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We or any selling shareholders may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by us or any selling shareholders or borrowed from us, any selling shareholders or others to settle those sales or to close out any related open borrowing of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). We or any selling shareholders may also sell Class A common shares short using this prospectus and deliver Class A common shares covered by this prospectus to close out such short positions, or loan or pledge Class A common shares to financial institutions that in turn may sell the Class A common shares using this prospectus. We or any selling shareholders may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we or the selling shareholders default in the performance of its obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

If the prospectus supplement so indicates, we or any selling shareholders may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If we or any selling shareholders use dealers in the sale, unless otherwise indicated in the prospectus supplement, we or the selling shareholders will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We or any selling shareholders may sell securities directly or through agents that we or the selling shareholders designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we or the selling shareholders will pay to that agent. Unless indicated otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

Unless otherwise indicated in the prospectus supplement, we or any selling shareholders will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include (i) commercial and savings banks; (ii) insurance companies; (iii) pension funds; (iv) investment companies; (v) educational and charitable institutions; and (vi) other similar institutions as we or any selling shareholders may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs the validity of the arrangements or the performance by us or the institutional investor.

Indemnification

Agreements that we or any selling shareholders have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Legal Matters

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to U.S. federal and New York State law will be passed upon for Patria by Davis Polk & Wardwell LLP. The validity of the Class A common shares offered pursuant to this prospectus and other legal matters as to Cayman Islands law will be passed upon for Patria by Maples and Calder (Cayman) LLP. Any underwriters will also be advised about certain legal matters by their own counsel, which will be named in any applicable prospectus supplement.

Experts

The financial statements of Patria Investments Limited as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this Prospectus, and the effectiveness of Patria Investments Limited's internal control over financial reporting have been audited by Deloitte Touche Tohmatsu Auditores Independentes Ltda, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.